EXHIBIT 10.15

EXHIBIT C

FORM OF

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of ________ (the “Effective Date”), by and between [_______] (the “Executive”) and DevBlock Technologies, Inc., a Delaware corporation (the “Company”).

WHEREAS, pursuant to that certain Stock dated as of _____, 2023 (the “Stock Purchase Agreement”), by and among the Company, Benjamin Liu and James Sun (collectively, the “Sellers”), and the Vemanti Group, Inc., a Nevada corporation (the “Purchaser”) the Company shall be acquired by the Purchaser;

WHEREAS, the Executive is currently employed as Chief Executive Officer of the Company;

WHEREAS, following the Closing, the Company desires to continue to employ the Executive subject to the terms and conditions set forth herein, and the Executive desires to accept employment on such terms and conditions;

WHEREAS, the parties each acknowledge that entry into this Agreement is a condition and inducement for the Company, the Sellers and the Purchaser to enter into the Stock Purchase Agreement; and

WHEREAS, this Agreement shall be effective only if and when the Closing occurs and if the Closing does not occur, it shall be null and void and have no further force and effect;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto hereby agree as follows:

1. Employment and Duties. Subject to the terms and conditions hereof, the Executive shall serve as Chief Executive Officer. The Executive shall perform all duties related to managing a global technology consulting business, including [insert any specific duties], together with additional responsibilities, duties, and reporting obligations commensurate with such position as may be specified from time to time by the board of directors of the Company. The Executive will be the Chief Executive Officer of the Company, and their principal place of employment will be [address and name of business].

2. Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full business working time to his duties hereunder and shall use his best efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render material services to any other person or organization without the consent of the board of directors of the Company and the Purchaser or otherwise engage in activities that would interfere significantly with the performance of his duties hereunder.

3. Term. The Executive’s employment pursuant to this Agreement shall commence on the Effective Date and shall continue until the final installment of the Purchase Price is paid in accordance with Section 1.02(a) of the Stock Purchase Agreement, unless the Purchase Price is paid early in accordance with Section 1.02(b) of the Stock Purchase Agreement and the Earn-Out Period has not yet ended, in which case, until the end of the Earn-Out Period (the “Term”). The Term may be earlier terminated pursuant to Section 5 hereunder.

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4. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

a. Base Salary. The Company shall pay to the Executive [an annual salary (the “Base Salary”) at the rate of $[______], payable in substantially equal installments at such intervals as may be determined by the board of directors of the Company in accordance with its ordinary payroll practices as established from time to time. During the Term.

b. Vacation. The Executive shall be entitled to two weeks of paid vacation during each year of the Term.

c. Benefit Plans. Upon satisfying all applicable eligibility requirements, the Executive shall be eligible to participate in all employee benefit plans, programs and policies of the Company as are generally available to employees of the Company.

d. Expenses. The Company shall reimburse the employee for reasonable travel and other business-related expenses incurred by him in the fulfillment of his duties hereunder upon presentation of written documentation thereof, and in accordance with the business expense reimbursement policies and procedures of the Company as in effect from time to time.

5. Termination of Employment. Subject to this Section 5, during the Term, the Company shall have the right to terminate the Executive’s employment at any time with Cause (as defined below), and the Executive shall have the right to resign his employment at any time, provided that the Executive shall: (i) provide the Company with sixty (60) days’ written notice prior to the resignation date; (ii) not make any public announcements concerning his resignation prior to the resignation date without the written consent of the Company and the Purchaser; and (iii) continue to perform faithfully the duties assigned to him under this Agreement, or such other duties as the board of directors of the Company or the Purchaser may assign to him, from the date of such notice until the date of his termination of employment.

a. Termination Due to Death or Disability. Unless otherwise terminated earlier pursuant to the terms of this Agreement, the Executive’s employment under this Agreement shall terminate upon the Executive’s death or, upon Disability (as defined below) may be terminated by the Company upon giving not less than thirty (30) days’ written notice to the Executive. In the event of the Executive’s death or Disability, the Company shall pay to the Executive (or his estate, as applicable) the Executive’s earned but unpaid Base Salary through and including the date of termination, reimbursement of expenses through to and including the date of termination, and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (“Other Accrued Compensation and Benefits”), within thirty (30) days the Executive’s separation from service by reason of death or Disability. For purposes of this Agreement, “Disability” means that the Executive, because of physical or mental disability or incapacity, is unable to perform the Executive’s duties hereunder for a period ninety (90) days within any period of twelve (12) consecutive months during his employment with the Company.

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b. Termination for Cause; Resignation. If, prior to the expiration of the Term, the Company terminates the Executive’s employment for Cause the Executive shall only be entitled to (i) payment of his Other Accrued Compensation and Benefits, payable in accordance with Company policies and practices and in no event later than thirty (30) days after the Executive’s separation from service, and (ii) the Earn-Out Payment, if any, that would be due for the Calculation Period in which such termination for Cause occurs. If, prior to the expiration of the Term, the Executive resigns without Good Reason, he shall (i) only be entitled to payment of his Other Accrued Compensation and Benefits, payable in accordance with Company policies and practices and in no event later than thirty (30) days after the Executive’s separation from service, and (ii) not be entitled to the Earn-out Payment, if any, that would be due for the Calculation Period in which he resigns. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, including any of the unvested Stock Options contemplated under Section 1.08 of the Stock Purchase Agreement. The term “Good Reason” means (i) a material breach by the Company of its obligations under this Agreement, (ii) a non-consensual reduction in the Executive’s compensation hereunder (other than a general reduction in such compensation that affects all other executives at the Company in substantially the same proportions), or (iii) any non-consensual required relocation of Executive’s principal place of employment to a facility or location beyond a fifty (50)-mile radius from Seattle, Washington.

i. Termination for “Cause”. By the Company for Cause. For purposes of this Agreement, “Cause” shall mean:

(A) the Company fails to meet the requirements for continuing operational independence set forth in Section 4.07 (Earn-Out Period Independence) of the Stock Purchase Agreement and the Purchaser has decided to take operational control prior to the end of the Term;

(B) any commission of an illegal act, including the use of illegal drugs by the Executive;

(C) any abuse of alcohol by the Executive in a manner that interferes with the performance of his duties or responsibilities under this Agreement;

(D) any conduct of the Executive tending to bring the Company, the Purchaser or any of their subsidiaries or Affiliates into public disgrace or disrepute that causes injury to the business and operations of the Company, the Purchaser or any such subsidiary or Affiliate;

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(E) acts of dishonesty or fraud by the Executive against the Company, the Purchaser or their subsidiaries or Affiliates, or in connection with the performance of his duties hereunder;

(F) material breaches of this Agreement by the Executive or failure or refusal to comply with the provisions of this Agreement or to perform the Executive’s duties and obligations under this Agreement, in any material respect, after the Executive, being given written notice by the Company of such breach, failure or refusal, has failed to cure the same within thirty (30) calendar days of receipt of such notice;

(G) conviction by, or entering of a plea of guilty in, a court of competent jurisdiction for any crime involving moral turpitude or any felony punishable by imprisonment; or

(H) material violations of any of the Company’s written policies and procedures that are injurious to the Company or any of its employees; or

(I) commission of a willful act of gross negligence or gross misconduct demonstrably and materially injurious to the Company.

c. Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given accordance with Section 20 of this Agreement, except that the Company may waive the requirement for such Notice of Termination by the Executive. In the event of Executive’s resignation of employment for any reason, the Notice of Termination shall specify the date of termination, which date shall not be less than sixty (60) days after giving such notice unless the Company agrees to waive any notice period by the Executive.

6. Confidentiality. The terms of Section 4.01(c) (Confidentiality) of the Stock Purchase Agreement are hereby incorporated herein by reference and shall continue in full force and effect until their expiration in accordance with the terms of the Stock Purchase Agreement.

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7. Non-Competition.

a. Non-Competition. For a period of five (5) years after the date hereof (the “Restricted Period”), the Executive shall not (i) engage, directly or indirectly, individually or through another entity, in any business in the United States or the Socialist Republic of Vietnam that produces or supplies products or services of the kind produced or supplied by the Company or the Purchaser as of the date hereof or that competes, either directly or indirectly, with the Company or the Purchaser in any market in which they are operating as of the date hereof or at any time during the Restricted Period; and (ii) without the prior written consent of the Company and the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, member, consultant or otherwise, any means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act (a “Person”) that competes with the Company or the Purchaser in producing or supplying products or services of the kind produced or supplied by the Company or the Purchaser as of the date hereof or at any time during the Restricted Period. For purposes of this Section 1(a), (i) the ownership of securities having no more than one percent (1%) of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be in violation of this Section 7(a) as long as the Person owning such securities has no other connection or relationship with such competitor, and (ii) the ownership of the securities of, or the engage, directly or indirectly, individually or through another entity, in any business listed on Schedule 1 attached hereto shall not be deemed in violation of this Section 7(a).

b. The Restricted Period shall be extended by the length of any period during which the Executive is in breach of the terms of this Section 7. The Executive acknowledges that the covenants of the Executive set forth in this Agreement are an essential element of this Agreement and that, but for the agreement of the Executive to comply with these covenants, the Purchaser and the Company would not have entered into the Stock Purchase Agreement.

8. Non-Solicitation of Business. The Executive will not, during the Restricted Period, solicit, directly or indirectly, (i) any business (other than for the Company and the Purchaser) from any person or entity or provide advice or services to any person or entity which directly or indirectly competes with the Company or the Purchaser, or (ii) call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Purchaser with whom the Purchaser had any dealings during the period of time prior to the date hereof or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Purchaser; provided, however, that this Section 8 does not apply to such entities or businesses listed on Schedule 1 attached hereto.

9. Non-Solicitation of Employees and Independent Contractors. The Executive will not, during the Restricted Period, directly or indirectly, individually or through another entity or Affiliate, (i) induce or attempt to induce any employee, consultant or independent contractor of the Company or the Purchaser, in each case prior to the date hereof or during the Restricted Period, to leave the employ or consulting or contracting relationship with, or in any way interfere with the relationship between the Company and the Purchaser and any employee, consultant or independent contractor thereof, or (ii) solicit for employment or as a consultant or an independent contractor any person who was an employee, consultant or independent contractor of the Company or the Purchaser, in each case prior to date hereof at any time during the Restricted Period, except pursuant to a general solicitation that is not directed specifically to any such employee, consultant or independent contractor; provided, that nothing herein prevents the Executive or any of their respective Affiliates from hiring any person whose employment or engagement has been terminated by the Company or the Purchaser after one-hundred and eighty (180) days from the date of termination of employment or engagement, any employee, consultant or independent contractor whose employment or engagement has been terminated by such employee, consultant or independent contractor.

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10. No Conflict. The Executive represents and warrants to the Company and the Purchaser that they are not a party to or bound by any agreement, understanding or arrangement with any other person or entity or any other agreement which would prevent or limit their ability to enter into this Agreement or perform their obligations hereunder.

11. Injunctive Relief. Without intending to limit the remedies available to the Company or the Purchaser, the Executive agrees that a breach of any of the covenants contained in Sections 6, 7, 8 and 9 of this Agreement may result in material and irreparable injury to the Company or the Purchaser for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event that such a breach or threat thereof, either the Company or the Purchaser shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 6, 7, 8 and 9 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company and the Purchaser in lieu of, or prior two or pending determination in, any arbitration proceeding.

12. No Conflict. The Executive represents and warrants to the Company that he is not a party to or bound by agreement, understanding or arrangement with any other person or entity or any other agreement which would prevent or limit his ability to enter into this Agreement or perform his obligations hereunder.

13. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made to assure payment. The Executive shall have no right, title or interest whatsoever in any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

14. Non-Assignability; Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement is assignable by the Company and shall inure to the benefit of and be binding upon the Company and its successors and assigns.

15. Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

16. Other Severance Benefits. In consideration for the payments to be made to the Executive under this Agreement, the Executive agrees to waive any and all rights to any payments or benefits under any other severance plan, program or arrangement of the Company or the Purchaser, other than as specifically set forth in the Stock Purchase Agreement.

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17. Survival of Certain Provisions. The rights and obligations set forth in the Agreement that by their terms extend beyond the Term shall survive the Term.

18. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutual resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in accordance with the commercial rules of the American Arbitration Association before one arbitrator by exemplary qualifications and stature, who shall be selected jointly by an individual designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association, and judgment upon the award rendered may be entered into any court having jurisdiction thereon.

19. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Washington without regard to the conflicts of laws rules thereof.

20. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 20):

a. if to the Executive:

Attention:

b. if to the Company:

Email:

Attention:

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21. Interpretation and Rules of Construction. Except to the extent otherwise provided or that the context otherwise requires, the headings for this Assignment are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Section, such reference is to a Section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to them in the Stock Purchase Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein. The definitions contained in this Assignment are applicable to the singular as well as the plural forms of such terms. References to a Person are also to its successors and permitted assigns.

22. Entire Agreement. This Agreement, [the Non-Competition Agreement,] and the Stock Purchase Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof.

23. Amendment; Waiver. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

24. Review by Counsel; Acceptance. Executive expressly acknowledges and represents that Executive has been given a full and fair opportunity to review this Agreement with an attorney of Executive’s choice, and that Executive has satisfied himself, with or without consulting with counsel, that the terms and provisions of this Agreement, specifically including, but not limited to, the restrictive covenants and related provisions of Sections 6, 7, 8 and 9 hereof, are reasonable and enforceable.

25. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

[Executive]

By:
Name:

DevBlock Technologies, Inc.

By:
Name:
Title:

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

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